Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-284652) pertaining to the 2025 Equity Incentive Plan and the 2025 Employee Stock Purchase Plan of Maze Therapeutics, Inc.,
2.
Registration Statement (Form S-1 No. 333-290935),
3.
Registration Statement (Form S-8 No. 333-293207) pertaining to the 2025 Equity Incentive Plan and the 2025 Employee Stock Purchase Plan of Maze Therapeutics, Inc.,
4.
Registration Statement (Form S-3ASR No. 333-293206)

of our report dated March 25, 2026, with respect to the financial statements of Maze Therapeutics, Inc. included in this Annual Report (Form 10-K) of Maze Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

San Mateo, California
March 25, 2026